Exhibit 12.1

Landmark Infrastructure Partners LP

Ratio of Earnings to Combined Fixed Charges and Preferred Distributions

(In thousands, except ratio data)

	Landmark Infrastructure Partners LP												Predecessor to Landmark Infrastructure Partners LP
	For the Six Months Ended June 30, 2018		Year Ended December 31, 2017		Year Ended December 31, 2016		Year Ended December 31, 2015		Year Ended December 31, 2014		Period From November 19, 2014 to December 31, 2014		Period From January 1, 2014 to November 19, 2014		Year Ended December 31, 2013
Earnings: (1)
Income before income tax expense	$13,049		$16,131		$9,921		$1,205		$2,530		$(2,698)		$5,559		$5,648
Add (deduct):
Add: Fixed charges	12,900		18,447		13,923		10,958		8,942		361		7,471		5,407
Less: Capitalized interest	(220)		(48)		—		—		—		—		—		—
Less: Net income attributable to noncontrolling interest	(12)		(19)		—		—		—		—		—		—
Total earnings	$25,717		$34,511		$23,844		$12,163		$11,472		$(2,337)		$13,030		$11,055
Fixed charges: (1)
Interest expense	$12,680		$18,399		$13,923		$10,958		$8,942		$361		$7,471		$5,407
Capitalized interest	220		48		—		—		—		—		—		—
Estimate of interest within rental expense	—		—		—		—		—		—		—		—
Total fixed charges	$12,900		$18,447		$13,923		$10,958		$8,942		$361		$7,471		$5,407
Preferred unit distributions	4,874		6,673		2,660		—		—		—		—		—
Total fixed charges and preferred unit distributions	$17,774		$25,120		$16,583		$10,958		$8,942		$361		$7,471		$5,407
Ratio of Earnings to Fixed Charges	1.99	x	1.87	x	1.71	x	1.11	x	1.28	x	—	(2)	1.74	x	2.04	x
Ratio of Earnings to Fixed Charges and Preferred Distributions (3)	1.45	x	1.37	x	1.44	x	1.11	x	1.28	x	—	(2)	1.74	x	2.04	x

(1)

For purposes of this presentation, earnings represent income before income tax expense adjusted for fixed charges and capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of deferred loan costs and estimate of interest in rent expense.

(2)	Earnings were inadequate to cover fixed charges by $2.7 million for the period from November 19, 2014 to December 31, 2014.
(3)

The Ratio of Earnings to Fixed Charges and Preferred Distributions was equal to the Ratio of Earnings to Fixed Charges for the periods prior to April 4, 2016 as no Preferred Units were issued prior to April 4, 2016.